EXHIBIT 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (“Amendment”) is effective as of August 29, 2023 and entered into by and between Recruiter.com Group, Inc., a Nevada corporation (“Buyer”), and GoLogiq Inc., a Delaware corporation (the “Seller” and collectively with Buyer, the “Parties”), with respect to that certain Stock Purchase Agreement dated June 5, 2023 (the “Original Agreement”). This Amendment replaces the Amendment to the Stock Purchase Agreement signed on August 18, 2023. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Original Agreement.

Pursuant to Section 9.08 of the Original Agreement, the Parties hereby agree to amend and/or modify the Original Agreement as follows:

1. The Recitals of the Original Agreement shall be amended and replaced in their entirety by the following:

WHEREAS, Seller is the sole holder and owner of all of the issued and outstanding membership interest (the “Company Membership Interests”) of GoLogiq SPV LLC, a Nevada limited liability company with its registered address at 85 Broad Street, 16-079, New York, NY 10004 (the “Company”);

WHEREAS, the Company owns certain assets related to the financial technology business, as well as stocks and other securities of one or more subsidiaries of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all and not less than all of the Company Membership Interests, subject to the terms and conditions set forth herein; and

WHEREAS, upon the completion of the transactions contemplated under this Agreement, the Company will become a wholly owned subsidiary of Buyer and in exchange, Seller shall receive such certain number of issued and outstand shares of Buyer Common Stock as consideration therefor pursuant to the terms and conditions of this Agreement.

2. Section 1.02 of the Original Agreement shall be amended and replaced in its entirety by the following:

Section 1.02 Payment of Consideration; Milestone Payments.

(a) The Parties agree that at the Closing, subject to the terms and conditions contained herein, Buyer will issue to Seller such number of shares of Buyer Common Stock that represents 19.99% of the number of issued and outstanding shares of the Buyer Common Stock on the Business Day prior to the Closing Date (“Closing Consideration”). Following the issuance of the Closing Consideration, Seller will own 16.66% of the issued and outstanding shares of the Buyer Common Stock. For the avoidance of doubt, the value of the shares issuable pursuant to this Section 1.02 will equal the Buyer’s closing stock price on the Business Day prior to, as the case may be, the Closing Date or the Milestone Payment Determination Date (as defined in Section 1.02(b)). For the avoidance of doubt, the total aggregate transction value of Buyer’s purchase of the Company Membership Interests shall equal the sum of the value of the Closing Consideration plus the value of each Milestone Payment.

(b) In addition to the Closing Consideration, Buyer and Seller agree that additional Buyer Common Stock may be issuable to Seller as consideration upon the achievement of one or more of the following milestone targets (each a “Milestone Payment”).:

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i. If on a date that is six (6) months after the Closing Date, the Revenue for such six-month period is at least and not less than $2,000,000, Buyer will issue to Seller such number of additional shares of Buyer Common Stock such that Seller will own, following such issuance, 40.00% of the issued and outstanding shares of the Buyer Common Stock;

ii. if on a date that is nine (9) months after the Closing Date, the Revenue for such nine-month period is at least and not less than $4,000,000, Buyer will issue to Seller such number of additional shares of Buyer Common Stock such that Seller will own, following such issuance, 64.00% of the issued and outstanding shares of the Buyer Common Stock. Such issuance may be made as early as six (6) months after the Closing Date if $4,000,000 in Revenue is reached between six (6) and nine (9) months after the Closing Date; and

iii. if on a date that is twelve (12) months after the Closing Date, Revenue for such twelve-month period is at least and not less than $6,000,000, Buyer will issue to Seller such number of additional shares of Buyer Common Stock such that Seller will own, following such issuance, 84.00% of the fully diluted shares of the Buyer Common Stock. Such issuance may be made as early as six (6) months after the Closing Date if $6,000,000 in Revenue is reached between six (6) and twelve (12) months after the Closing Date.

(c) Whether a Milestone Payment is payable under Section 1.02(b) shall be determined by the Parties on a mutually agreeable date (each a “Milestone Payment Determination Date”) within 30 days following the end of each period under Section 1.02(b). If a Milestone Payment is determined to be payable (and additional shares of Buyer Common Stock becoming issuable) to Seller under this Section 1.02, Buyer shall issue such additional shares within 60 days following each Milestone Payment Determination Date.

(d) For the avoidance of doubt, each Milestone Payment under Section 1.02(b) shall be independent of the other Milestone Payments such that a Milestone Payment shall be payable if and only if the target attributable to such Milestone Payment is achieved within the period of time required by such target. By way of example, if Revenue is less than $4,000,000 for the nine-month period under Section 1.02(b)(ii) then such Milestone Payment shall not be payable; however, if Buyer achieves a Revenue of $6,000,000 by the end of the twelve-month period under Section 1.02(b)(iii) then the Milestone Payment due under Section 1.02(b)(iii) shall still be payable to Seller.

3. Section 1.03 of the Original Agreement shall be amended and replaced in its entirety by the following:

Section 1.03 Earn-out Determination Date; Earn-out Payment.

(a) Buyer and Seller further agree that if on a date that is six (6) months after the Closing Date (the “Earn-out Determination Date”), Buyer’s market capitalization at the close of the trading day, and calculated on the basis of the closing price of the shares of Buyer Common Stock on the Earn-out Determination Date (“Buyer Market Cap”) exceeds $105,000,000 (the “Assumed Market Cap”), Seller will be entitled to receive earn-out payments in the form of additional shares of Buyer Common Stock as follows (“Earn-out Payment”):

(i) If the Buyer Market Cap on the Earn-out Determination Date exceeds the Assumed Market Cap but is less than or equals to $130,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing seventy percent (70%) of the increase in value over the Assumed Market Cap;

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(ii) If the Buyer Market Cap on the Earn-out Determination Date exceeds $130,000,000 but is less than or equals to $160,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing eighty percent (80%) of the increase in value over the Assumed Market Cap ; or

(iii) If the Buyer Market Cap on the Earn-out Determination Date exceeds $160,000,000, Seller shall receive such additional number of shares of Buyer Common Stock representing ninety percent (90%) of the increase in value over the Assumed Market Cap.

(b) For the avoidance of doubt, no Earn-out Payment shall be payable (and no additional shares of Buyer Common Stock shall be issuable) if the Buyer Market Cap on the Earn-out Determination Date is less than or equal to the Assumed Market Cap. Also, the above is not intended to be cumulative and Seller shall be entitled to a one-time Earn-out Payment as determined based on the Buyer Market Cap at or on the Earn-out Determination Date.

(c) If an Earn-out Payment is payable (and additional shares of Buyer Common Stock issuable) to Seller under thisSection 1.03, Buyer shall issue such additional shares of Buyer Common Stock within 60 days following the Earn-out Determination Date.

4. Section 1.06 of the Original Agreement shall be amended and replaced in its entirety by the following:

Section 1.06 Directors and Officers.

(a) Buyer Board. The Parties shall take all necessary actions such that, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Buyer, individuals serving on Buyer’s Board prior to the Closing shall be retained as directors of the Buyer’s Board following the Closing except for one director who shall be replaced with and be such individual identified and set forth on Schedule 1.06(a) of the Seller Disclosure Letter. The Parties also agree that following the date of each Milestone Payment, one (1) individual named by Seller shall be appointed to Buyer’s Board to replace a then existing director of the Buyer Board (other than the individuals previously apponted by Seller).

(b) Officers of Buyer. The Parties shall take all necessary actions such that, from and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of Buyer, (i) Granger Whitelaw shall be appointed as the Chief Executive Officer of Buyer following the Closing, and (ii) the other officers of Buyer prior to the Closing shall remain in their respective positions unless and until determined otherwise by the Buyer’s Board.

(c) Company Board of Directors and Officers. The Parties shall take all necessary actions such that, from and after the Closing Date, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Company, (i) the directors of the Company and (ii) the officers of the Company shall, in each case, be the same as the directors and officers of the Buyer as set forth under Section 1.06(a) and Section 1.06(b) above.

5. Section 2.03(b) of the Original Agreement shall be amended and replaced in its entirety by the following:

(b) the Closing Consideration;

6. Section 4.22 of the Original Agreement shall be amended and replaced in its entirety by the following:

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Section 4.22 Valid Issuance. The Closing Consideration to be issued at the Closing and any Milestone Payments, will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

7. Section 9.01(xx) of the Original Agreement shall be amended and replaced in its entirety by the following:

“Reverse Stock Split” means a reverse stock split of the Buyer Common Stock at a reverse stock split ratio of 1 for 15 with such split to be effective on August 24, 2023.

8. The following shall be added to Section 9.01 as Section 9.01(eee):

“Revenue” means, for a particular period, the total revenue attributable to the assets and lines of business that the Buyer acquired from the Seller on the Closing Date as measured in accordance with GAAP and as reviewed by the Buyer’s independent registered public accounting firm.

9. Except as amended or otherwise modified under this Amendment, all other terms of the Original Agreement shall remain in full force and effect. All references to “Agreement” in the Original Agreement shall hereafter be taken to mean the Original Agreement as amended or modified by this Amendment.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to Stock Purchase Agreement to be executed as of the date first set forth above.

BUYER

Recruiter.com Group, Inc.

By:	/s/Miles Jennings
Name:	Miles Jennings
Title:	CEO

SELLER

GoLogiq, Inc.

By:	/s/Granger B. Whitelaw
Name:	Granger B. Whitelaw
Title:	CEO

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